SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-22805

                          fine.com INTERNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

                          1525 Fourth Avenue, Suite 800
                         Seattle, Washington 98101-1648
                                 (206) 292-2888
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None
             (Titles of all other classes of securities for which a
           duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]              Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)   [ ]              Rule 12h-3(b)(2)(ii)  [ ]
         Rule 12h-3(b)(1)(i)    [ ]              Rule 15d-6 [ ]


Approximate number of holders of record as of the certificate or notice date:

     None

     Pursuant to the requirements of the Securities Exchange Act of 1934, fine.com INTERNATIONAL CORP. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 31, 1999         BY:  ARIS CORPORATION (as successor issuer)


                                   By: /s/ Christyne M. Mayberry
                                       ----------------------------------------
                                   Name:  Christyne M. Mayberry
                                   Title:  Director of Legal Affairs